EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IAMGOLD Corporation

We consent to the incorporation by reference in the registration statement (No. 333-______) on Form S-8 of IAMGOLD Corporation (the “Company”) of our reports dated March 30, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 and on the reconciliation of Canadian and United States GAAP as at December 31, 2006 and 2005 for each of the years in the three-year period ended December, which reports appear in the December 31, 2006 annual report on Form 40-F of the Company.

/s/ KMPG LLP

Chartered Accounts, Licensed Public Accountants

Toronto, Canada

April 11, 2007